EXHIBIT 10.1

THIS AMENDED AND RESTATED CREDIT AGREEMENT WITH CONSENT OF GUARANTOR IS SUBJECT TO ARBITRATION PURSUANT TO THE FEDERAL ARBITRATION ACT AND/OR §15-48-10 OF THE SOUTH CAROLINA CODE OF LAWS (1976), AS AMENDED.

SECOND AMENDED AND RESTATED CREDIT AGREEMENT WITH CONSENT OF GUARANTOR

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT WITH CONSENT OF GUARANTOR (this "Agreement") is entered into as of April 20, 2017, by and among Vicon Industries, Inc., a New York corporation ("Borrower"), NIL Funding Corporation, a Delaware corporation ("Lender"), and IQinVision, Inc., a California corporation (“Guarantor”).

RECITALS

Borrower and Lender executed that certain Amended and Restated Credit Agreement, dated as of August 18, 2016 (the "Original Credit Agreement");

In connection with the Original Credit Agreement, Guarantor executed that certain Continuing Guaranty in favor of Lender, dated as of August 18, 2016 (the “Guaranty”);

In connection with Lender’s agreement to extend credit to Borrower, Borrower executed that certain Security Agreement by and between Lender and Borrower, dated as of March 4, 2016, as amended by that certain First Amendment to Security Agreement, dated as of August 18, 2016 (as the same may be amended, restated, or otherwise modified, the “Borrower Security Agreement”);

In connection with this Agreement, Guarantor executed that certain Security Agreement by and between Guarantor and Lender of even date herewith (as the same may be amended, restated, or otherwise modified, the “Guarantor Security Agreement”); and

Borrower and Lender desire to amend and restate the Original Credit Agreement in its entirety, and Guarantor desires to consent to such amendment and restatement.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Original Credit Agreement is hereby amended and restated in its entirety with the following:

ARTICLE I
CREDIT TERMS

SECTION 1.1.    FACILITY A LINE OF CREDIT.

(a)    Line of Credit A. Subject to the terms and conditions of this Agreement, Lender hereby agrees to make advances to Borrower from time to time, but in no event after April 2, 2019, not to exceed at any time the aggregate principal amount of Two Million and No/100 Dollars ($2,000,000.00) ("Facility A Line of Credit"), the proceeds of which shall be used for working capital purposes. Borrower's obligation to repay advances under the Facility A Line of Credit shall be evidenced by an amended and restated promissory note of even date herewith (as the same may be amended, restated, or otherwise modified, the "Facility A Line of Credit Note"), all terms of which are incorporated herein by this reference.

(b)    Limitation on Facility A Borrowings. Outstanding borrowings under the Facility A Line of Credit, to a maximum of the principal amount set forth above, shall not at any time exceed an aggregate of Eighty Five and No/100 percent (85.0%) of Borrower's eligible accounts receivable that are less than sixty (60) days old, plus Sixty and No/100 percent (60.0%) of Borrower's eligible accounts receivable that are between sixty (60) and ninety (90)

days old, plus Fifty and No/100 percent (50.0%) of any of Borrower’s eligible accounts receivable which represent an obligation of any state or municipal government or of the United States government or any political subdivision thereof that are less than ninety (90) days old, plus Fifty and No/100 percent (50.0%) of any of Borrower’s eligible accounts receivable which represent an obligation of an account debtor located in a foreign country that are less than ninety (90) days old. All of the foregoing shall be determined by Lender upon receipt and review of all collateral reports required hereunder and such other documents and collateral information as Lender may from time to time reasonably require. Borrower acknowledges that said borrowing base was established by Lender with the understanding that, among other items, the aggregate of all returns, rebates, discounts, credits and allowances for the immediately preceding three (3) months at all times shall be less than five percent (5%) of Borrower's gross sales for said period. If such dilution of Borrower's accounts for the immediately preceding three (3) months at any time exceeds five percent (5%) of Borrower's gross sales for said period, or if there at any time exists any other matters, events, conditions or contingencies which Lender reasonably believes may affect payment of any portion of Borrower's accounts, Lender, in its sole discretion, may reduce the foregoing advance rate against eligible accounts receivable to a percentage appropriate to reflect such additional dilution and/or establish additional reserves against Borrower's eligible accounts receivable.

As used herein, "eligible accounts receivable" shall consist solely of trade accounts created in the ordinary course of Borrower's business, upon which Borrower's right to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever, and in which Lender has a perfected security interest of first priority, and shall not include:

(i)    any account that has been outstanding more than 90 days from the date of the invoice;

(ii)    that portion of any account for which there exists any right of setoff, defense or discount (except regular discounts allowed in the ordinary course of business to promote prompt payment) or for which any defense or counterclaim has been asserted;

(iii)    [Intentionally Left Blank];

(iv)    [Intentionally Left Blank];

(v)    any account which arises from the sale or lease to or performance of services for, or represents an obligation of, an employee, affiliate, partner, member, parent or subsidiary of Borrower;

(vi)    that portion of any account, which represents interim or progress billings or retention rights on the part of the account debtor;

(vii)    any account which represents an obligation of any account debtor when twenty percent (20%) or more of Borrower's accounts from such account debtor are not eligible pursuant to (i) above;

(viii)    that portion of any account from an account debtor which represents the amount by which Borrower's total accounts from said account debtor exceeds twenty-five percent (25%) of Borrower's total accounts;

(ix)    any account deemed ineligible by Lender when Lender, in its sole discretion, deems the creditworthiness or financial condition of the account debtor, or the industry in which the account debtor is engaged, to be unsatisfactory.

(c)    Borrowing and Repayment. Borrower may from time to time during the term of the Facility A Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Facility A Line of Credit Note; provided however, that the total outstanding borrowings under the Facility A Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

(d)    Original Credit Agreement. Borrower and Lender acknowledge and agree that outstanding advances made prior to the date hereof under the Original Credit Agreement shall constitute advances under the Facility A Line of Credit and shall be evidenced by the Facility A Line of Credit Note.

SECTION 1.2.    FACILITY A INTEREST/FEES.

(a)    Interest. The outstanding principal balance of the Facility A Line of Credit shall bear interest at the rate of Six and 95/100 percent (6.95%) per annum.

(b)    [Intentionally Left Blank].

(c)    Unused Commitment Fee. Borrower shall pay to Lender a fee equal to Zero and 50/100 percent (0.5%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the daily unused amount of the Facility A Line of Credit, which fee shall be calculated on a monthly basis by Lender and shall be due and payable by Borrower in arrears on the 1st day of each month, commencing on May 1, 2017.

SECTION 1.3.    FACILITY B LINE OF CREDIT. Subject to the terms and conditions of this Agreement, Lender hereby agrees to make advances to Borrower from time to time, but in no event after April 2, 2019, not to exceed at any time the aggregate principal amount of Four Million and No/100 Dollars ($4,000,000.00) ("Facility B Line of Credit"), the proceeds of which shall be used for working capital purposes. Borrower's obligation to repay advances under the Facility B Line of Credit shall be evidenced by an amended and restated promissory note of even date herewith (as the same may be amended, restated, or otherwise modified, the "Facility B Line of Credit Note"), all terms of which are incorporated herein by this reference.

SECTION 1.4.    FACILITY B INTEREST/FEES.

(a)    Interest. The outstanding principal balance of the Facility B Line of Credit shall bear interest at the rate of Eight and 25/100 percent (8.25%) per annum.

(b)    [Intentionally Left Blank].

(c)    Unused Commitment Fee. Borrower shall pay to Lender a fee equal to Zero and 50/100 percent (0.5%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the daily unused amount of the Facility B Line of Credit, which fee shall be calculated on a monthly basis by Lender and shall be due and payable by Borrower in arrears on the 1st day of each month, commencing on May 1, 2017.

SECTION 1.5.    COLLATERAL. As security for all indebtedness and other obligations of Borrower to Lender, Borrower hereby reaffirms its previous grant to Lender of a security interest of first priority in all Borrower's personal property as more particularly described in the Borrower Security Agreement.

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, and other documents as Lender shall reasonably require, all in form and substance satisfactory to Lender. Borrower shall pay to Lender immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Lender personnel), expended or incurred by Lender in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

SECTION 1.6    GUARANTY. The payment and performance of all indebtedness and other obligations of Borrower to Lender arising under the Facility A Line of Credit, the Facility B Line of Credit, this Agreement, and any other document reasonably related thereto is guaranteed by Guarantor and shall be jointly and severally guaranteed by any other subsidiary of Borrower that is organized or incorporated in a jurisdiction in the United States of America. Guarantor hereby consents to all terms and conditions contained in this Agreement as well as all documents executed in connection herewith and reaffirms all obligations, terms, and conditions contained in the Guaranty.

Section 1.7    WARRANT AGREEMENT. As partial but material consideration for Lender’s willingness to execute this Agreement and effectuate the transactions contemplated hereby, on the date hereof, Borrower shall issue Lender a warrant to purchase up to One Million Five Hundred Thousand (1,500,000) shares of Borrower’s common stock, exercisable for a period of Thirty Six (36) months after the date of issuance at a strike price of 0.40 per share, substantially in the form attached hereto as Schedule I (as the same may be amended, restated, or otherwise modified, the “Warrant Agreement”).

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Lender, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Lender subject to this Agreement.

SECTION 2.1.    LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of New York, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required except where the failure to so qualify or to be so licensed would not have a material adverse effect on Borrower.

SECTION 2.2.    AUTHORIZATION AND VALIDITY. This Agreement, the Warrant Agreement, and each promissory note, contract, guaranty, security agreement (including the Borrower Security Agreement and Guarantor Security Agreement, instrument and other document required hereby, before, or at any time hereafter delivered to Lender in connection herewith (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

SECTION 2.3.    NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound, except for any such violation, breach or default which would not have a material adverse effect on Borrower.

SECTION 2.4.    LITIGATION. There are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower other than those disclosed by Borrower to Lender in writing prior to the date hereof.

SECTION 2.5.    CORRECTNESS OF FINANCIAL STATEMENT. The annual financial statements of Borrower for the year ended September 30, 2016, and all interim financial statements delivered to Lender since said date, true copies of which have been delivered or made available by Borrower to Lender prior to the date hereof, (a) are complete and correct and present fairly the financial condition of Borrower, (b) disclose all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied. Since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Lender or as otherwise permitted by Lender in writing.

SECTION 2.6.    INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

SECTION 2.7.    NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower's obligations subject to this Agreement to any other obligation of Borrower.

SECTION 2.8.    PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all material permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

SECTION 2.9.    ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

SECTION 2.10.    OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

SECTION 2.11.    ENVIRONMENTAL MATTERS. Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

ARTICLE III
CONDITIONS

SECTION 3.1.    CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Lender to extend any credit contemplated by this Agreement is subject to the fulfillment to Lender's satisfaction of all of the following conditions:

(a)    Approval of Lender Counsel. All legal matters incidental to the extension of credit by Lender shall be satisfactory to Lender's counsel.

(b)    Documentation. Lender shall have received, in form and substance satisfactory to Lender, each of the following, duly executed:

(i)    This Agreement and each promissory note or other instrument or document required hereby.
(ii)    The Warrant Agreement;
(iii)    The Guarantor Security Agreement;
(iv)    (A) a certificate of the Secretary of Borrower certifying the current Articles of Incorporation and Bylaws of Borrower; (B) a true and complete copy of resolutions adopted by the Board of Directors of Borrower; and (C) a certificate executed by the Secretary of Borrower certifying as to the incumbency and genuineness of the signature of each officer of the Borrower;

(v)    (A) a certificate of the Secretary of Guarantor certifying the current Articles of Incorporation and Bylaws of Guarantor; (B) a true and complete copy of resolutions adopted by the Board of Directors of Guarantor; and (C) a certificate executed by the Secretary of Guarantor, certifying as to the incumbency and genuineness of the signature of each officer of Guarantor;
(vi)    The Lender shall have received certificates as of a recent date of the Borrower's good standing under the laws of each state where the Borrower is incorporated and authorized to transact business;
(vii)    The Lender shall have received certificates as of a recent date of Guarantor’s good standing under the laws of each state where Guarantor is incorporated and authorized to transact business;
(viii)    An opinion of counsel to Borrower and Guarantor, in form and content reasonably satisfactory to Lender and its counsel; and
(ix)    Such other documents as Lender may reasonably require.

(c)    Financial Condition. There shall have been no material adverse change, as determined by Lender, in the financial condition or business of Borrower or any of its subsidiaries, nor any material decline, as determined by Lender, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower or any of its subsidiaries.

SECTION 3.2.    CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Lender to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Lender's satisfaction of each of the following conditions:

(a)    Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true in all material respects on and as of the date of the signing of this Agreement and on the date of each extension of credit by Lender pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b)    Documentation. Lender shall have received all additional documents which may be required in connection with such extension of credit.

ARTICLE IV
AFFIRMATIVE COVENANTS

Borrower covenants that so long as Lender remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Lender under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Lender otherwise consents in writing:

SECTION 4.1.    PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Lender, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

SECTION 4.2.    ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Lender, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower.

SECTION 4.3.    FINANCIAL STATEMENTS. Provide to Lender all of the following, in form and detail satisfactory to Lender:

(a)    not later than thirty (30) days after and as of the end of each fiscal quarter of Borrower, a financial statement of Borrower, prepared by Borrower, to include balance sheet, income statement and statement of cash flows and sources;

(b)    not later than ten (10) days after and as of the end of each month, a borrowing base certificate, in the form attached hereto as Exhibit A, an aged listing of accounts receivable and accounts payable, and a reconciliation of accounts, and immediately upon each request from Lender, a list of the names and addresses of all Borrower's account debtors; and

(c)    not later than thirty (30) days after and as of the end of each fiscal quarter of Borrower, a compliance certificate, signed by an officer of Borrower, certifying and evidencing compliance with the financial covenant contained in Section 4.9 below.

SECTION 4.4.    COMPLIANCE. Preserve and maintain all material licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply in all material respects with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower's continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business.

SECTION 4.5.    INSURANCE. Maintain and keep in force, for each business in which Borrower is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, and, if required, seismic property damage and workers' compensation, with all such insurance carried with companies and in amounts satisfactory to Lender, and deliver to Lender from time to time at Lender's request schedules setting forth all insurance then in effect, together with a lender’s loss payee endorsement for all such insurance naming Lender as a lender loss payee.

SECTION 4.6.    FACILITIES. Keep all properties useful or necessary to Borrower's business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 4.7.    TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Lender's satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

SECTION 4.8.    LITIGATION. Promptly give notice in writing to Lender of any litigation pending or threatened against Borrower with a claim in excess of Ten Thousand and No/100 Dollars ($10,000.00).

SECTION 4.9.    MINIMUM TANGIBLE NET WORTH. Borrower shall maintain on a consolidated basis a Minimum Tangible Net Worth equal to at least Two Million and No/100 Dollars ($2,000,000.00). “Minimum Tangible Net Worth” means the value of total assets (on the basis of the lower of cost or market) (including leaseholds and leasehold improvements and reserves against assets but excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers, directors, employees, shareholders, members or managers) less total liabilities, including but not limited to accrued and deferred income taxes, but excluding the non-current portion of Subordinated Liabilities. “Subordinated Liabilities” means liabilities subordinated to the Borrower’s obligations to the Lender in a manner acceptable to the Lender in its sole discretion.

SECTION 4.10.    NOTICE TO LENDER. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Lender in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's property in excess of an aggregate of Thirty Five Thousand and No/100 Dollars ($35,000.00).

ARTICLE V
NEGATIVE COVENANTS

Borrower further covenants that so long as Lender remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Lender under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, neither Borrower nor any of Borrower’s subsidiaries, will without Lender's prior written consent, which may be withheld in Lender’s sole and absolute discretion:

SECTION 5.1.    USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

SECTION 5.2.    CAPITAL EXPENDITURES. Make any additional investment in fixed assets in any calendar year in excess of an aggregate of Four Hundred Thousand and No/100 Dollars ($400,000.00).

SECTION 5.3.    LEASE EXPENDITURES. Incur operating lease expense in any calendar year in excess of an aggregate of Eight Hundred Thousand and No/100 Dollars ($800,000.00)

SECTION 5.4.    OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Lender, (b) any other liabilities of Borrower existing as of, and disclosed to Lender prior to, the date hereof, and (c) unsecured indebtedness of Borrower subordinated to Borrower’s indebtedness to Lender on terms acceptable to Lender in its sole and absolute discretion. For clarification and avoidance of doubt, Lender is under no obligation of any kind to consent to the creation, incurrence, or assumption of any additional indebtedness of any kind by Borrower, and Lender may withhold its consent to any additional Borrower indebtedness for any or no reason.

SECTION 5.5.    MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity; make any substantial change in the nature of business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of assets except in the ordinary course of its business; provided however, that any subsidiary of Borrower may merge into, or transfer its assets to, Borrower or any other subsidiary of Borrower.

SECTION 5.6.    GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Lender.

SECTION 5.7.    LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity other than to any direct or indirect subsidiary of Borrower

SECTION 5.8.    PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of assets now owned or hereafter acquired, except any of the foregoing in favor of Lender or which is existing as of, and disclosed to Lender in writing prior to, the date hereof.

SECTION 5.9    SUBSIDIARY DIVESTITURE. Sell, pledge, encumber, or otherwise assign any shares of stock or other interest in any subsidiary.

SECTION 5.10    SUBSIDIARIES. Form or otherwise organize a subsidiary or dissolve or terminate a subsidiary.

ARTICLE VI
EVENTS OF DEFAULT

SECTION 6.1.    The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

(a)    Borrower shall fail to pay within three (3) business days when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

(b)    Any financial statement or certificate furnished to Lender in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made or on any date Borrower requests or borrowers any funds under the Facility A Line of Credit or Facility B Line of Credit.

(c)    Any default in the performance of or compliance with any obligation, covenant, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default” in this section 6.1) which is not cured within ten (10) business days following notice from Lender of such default, except for any default in the performance of or compliance with any obligation contained in Section 1.1(b) hereof, which must be cured immediately.

(d)    Any default in the payment or performance of any obligation in excess of $100,000, or any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower has incurred any debt or other liability in excess of $100,000 to any person or entity, including Lender.

(e)    Borrower shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(f)    The filing of a notice of judgment lien in excess of $100,000 against Borrower; or the recording of any abstract of judgment in excess of $100,000 against Borrower in any county in which Borrower has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower; or the entry of a judgment against Borrower in excess of $100,000; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower, in each case, which is not lifted or discharged within 60 days of filing.

(h)    The dissolution or liquidation of Borrower or any of its subsidiaries, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower.

(i)    Any Material Adverse Change in the condition of Borrower and its subsidiaries, taken as a whole. “Material Adverse Change” means the occurrence of events or circumstances which, if unchanged, could, as a whole, as reasonably determined by Lender, impair Borrower’s and its subsidiaries’: (i) financial condition, (ii) ability to meet their financial obligations as they become due, or (iii) ability to conduct their business as presently conducted.

(j)    Any Change in Control of the Borrower without the Lender’s prior written consent, which may be withheld for any or no reason. For the purposes hereof, “Change of Control” shall mean the occurrence of any one or more of the following events:

i.
an acquisition by any individual, entity or group, other than Lender or its affiliates, of beneficial ownership of 20% or more of either (A) the then-outstanding shares of common stock of the Borrower or (B) the combined voting power of the then-outstanding voting securities of the Borrower entitled to vote generally in the election of directors; excluding, however, the following: (1) any repurchase by the Borrower, or (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Borrower or any entity controlled by the Borrower; or

ii.
a change in the composition of the Board of Directors of the Borrower, such that the individuals who, as of the date hereof, constitute the Board of Directors (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that, for purposes of this Section any individual who becomes a member of the Board of Directors subsequent to the date hereof, whose election, or nomination for election by the Borrower’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board.

(k)    Lender shall not have or shall cease to have a perfected first priority lien on any of the collateral more particularly described in the Borrower Security Agreement or the Guarantor Security Agreement.
(a)Borrower or any affiliate of Borrower shall claim or assert that any provision of any of the Loan Documents is unenforceable for any reason.

SECTION 6.2.    REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Lender's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Lender to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Lender shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Lender may be exercised at any time by Lender and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII
MISCELLANEOUS

SECTION 7.1.    NO WAIVER. No delay, failure or discontinuance of Lender in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Lender of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2.    NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:
Vicon Industries, Inc.
135 Fell Court
Hauppauge, New York 11788
Attention: John M. Badke

LENDER:
NIL Funding Corporation
4838 Jenkins Avenue
North Charleston, South Carolina 29405
Attention: Michael Bender, Esq.

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 7.3.    COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Lender immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside and in-house counsel fees), expended or incurred by Lender in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Lender's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Lender's rights and/or the collection of any amounts which become due to Lender under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Lender or any other person) relating to Borrower or any other person or entity.

SECTION 7.4.    SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Lender's prior written consent, which may be withheld in Lender’s sole and absolute discretion. Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Lender's rights and benefits under each of the Loan Documents. In connection therewith, Lender may disclose all documents and information which Lender now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any guarantor hereunder or the business of such guarantor, if any, or any collateral required hereunder.

SECTION 7.5.    ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Lender with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6.    NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7.    TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8.    SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9.    COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10.    GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina.

SECTION 7.11.    ARBITRATION.

(a)    Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit. In the event of a court ordered arbitration, the party requesting arbitration shall be responsible for timely filing the demand for arbitration and paying the appropriate filing fee within 30 days of the abatement order or the time specified by the court. Failure to timely file the demand for arbitration as ordered by the court will result in that party’s right to demand arbitration being automatically terminated.

(b)    Governing Rules. Any arbitration proceeding will (i) proceed in a location in South Carolina selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a lender of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)    No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before, during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)    Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of South Carolina or a neutral retired judge of the state or federal judiciary of South Carolina, in either case with a minimum of ten years’ experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of South Carolina and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the South Carolina Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)    Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

(f)    Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)    Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)    Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(i)    Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction. Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

SECTION 7.12    WAIVER OF JURY TRIAL.    WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO ARBITRATE ANY DISPUTE AS SET FORTH HEREIN, TO THE EXTENT ANY DISPUTE IS NOT SUBMITTED TO ARBITRATION OR IS DEEMED BY THE ARBITRATOR OR BY ANY COURT WITH JURISDICTION TO BE NOT ARBITRABLE OR NOT REQUIRED TO BE ARBITRATED, BORROWER AND LENDER WAIVE TRIAL BY JURY IN RESPECT OF ANY SUCH DISPUTE AND ANY ACTION ON SUCH DISPUTE. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY BORROWER AND LENDER, AND BORROWER AND LENDER HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY PERSON OR ENTITY TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THE LOAN DOCUMENTS. BORROWER AND LENDER ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER OF JURY TRIAL. BORROWER FURTHER REPRESENTS AND WARRANTS THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

Section 7.13    WAIVER.

(a)    Borrower and Guarantor each jointly and severally hereby absolutely, unconditionally, irrevocably and expressly forever waives, and agrees that it will not exercise or otherwise enforce, any and all rights of setoff, recoupment, abatement or reduction or other claims or counterclaims respecting any payment due (whether as scheduled or required, upon acceleration or as sought in any action, suit or proceeding by the Lender) under this Agreement, any other Loan Document or any other agreement, facility or relationship with the Lender that may now or hereafter be accorded to the Borrower under applicable law or otherwise.
(b)    In any dispute with the Lender, the Borrower and Guarantor each jointly and severally covenants and agrees that it will not seek, recover or retain any, and the Borrower and Guarantor each jointly and severally hereby expressly waives any and all, special, exemplary, punitive, statutory and/or consequential damages (whether through action, suit, counterclaim or otherwise and whether in contract, tort, strict liability or otherwise) to the extent waiver is not limited under applicable law.

SECTION 7.14    NO FIDUCIARY RELATIONSHIP. The Borrower and Guarantor each jointly and severally acknowledges and agrees that its sole relationship with the Lender is that of debtor or guarantor (as applicable) and creditor, respectively, and that no term or provision of this Agreement or any other Loan Document is intended to create, nor shall any such term or provision be deemed or construed to have created, any joint venture, partnership, trust, agency or other fiduciary relationship with the Borrower, any of its subsidiaries or any affiliate thereof. The Borrower and Guarantor each jointly and severally acknowledges and agrees that the Borrower and Guarantor have independently and fully reviewed and evaluated the Loan Documents, the transactions contemplated thereunder and the potential effects of such transactions on the assets, business, operations, properties and condition (financial or otherwise) of each of the Borrower, its subsidiaries, affiliates, shareholders, and Guarantor, which review and evaluation was made (i) together with counsel and (to the extent deemed prudent by the Borrower and Guarantor) financial and other advisors to the Borrower and Guarantor, and (ii) without any reliance upon any oral or written advice, analysis or assurance of any kind whatsoever from the Lender or any of Lender’s subsidiaries, affiliates, officers, agents, employees, attorneys, or advisors.

SECTION 7.15    RELIANCE. The Lender shall be entitled to rely upon any notice, consent, certificate, affidavit, statement, paper, document, writing or other communication (which to the extent permitted hereunder may be by telecopy or telephone) reasonably believed by the Lender to be genuine and to have been signed, sent or made by the proper person or persons, and upon opinions and advice of legal counsel (including counsel for the Borrower or Guarantor), independent public accountants and other experts selected by the Lender. The Lender shall be entitled to rely, and in entering into this Agreement and the other Loan Documents in fact has relied, upon the representations, warranties and other information respecting the Borrower and Guarantor contained in this Agreement and the other

Loan Documents notwithstanding any investigation, analysis or evaluation that may have been made or from time to time may be made by the Lender or its designees of all or any part of the assets, business, operations, properties or condition (financial or otherwise) of the Borrower, Guarantor or any other person.

SECTION 7.16    INDEMNIFICATION. The Lender and its participants, affiliates, subsidiaries, and designees, and their respective directors, officers, employees, attorneys and agents (together with the Lender, each an "indemnitee"), shall not incur any liability for any acts or omissions (and the Borrower and Guarantor each jointly and severally hereby expressly waives any and all related claims and actions against each indemnitee), and each indemnitee shall be indemnified, reimbursed and held harmless by the Borrower and Guarantor on demand, and (at the request of the Lender) defended at the expense of the Borrower and Guarantor with counsel selected by the Lender, from and against any and all claims, liabilities, losses and expenses (including, without limitation, the disbursements, expenses and fees of their respective attorneys) that may be imposed upon, incurred by or asserted against any indemnitee, in each case arising out of or related directly or indirectly to this Agreement, any other Loan Document, any of the collateral more particularly described in the Borrower Security Agreement or Guarantor Security Agreement, any previous loan from Lender to Borrower, or the relationship between any indemnitee and Borrower or Guarantor, except to the extent occasioned by the indemnitee's own acts or omissions breaching a duty owed to the Borrower or Guarantor and amounting to gross negligence or willful misconduct as finally determined pursuant to applicable law by a governmental authority having jurisdiction. The preceding general exculpation and indemnification is not intended (and shall not be deemed or construed) to in any way qualify, condition, diminish, restrict, limit or otherwise affect any (and is in addition to each) other release, waiver, consent, acknowledgment, agreement or other term or provision of this Agreement or any other Loan Document.

SECTION 7.17    FURTHER ASSURANCES.    The Borrower and Guarantor each jointly and severally agrees to do such further acts and things and to execute and deliver such statements, assignments, agreements, instruments and other documents as the Lender from time to time reasonably may request in connection with the administration, maintenance, enforcement or adjudication of this Agreement and the other Loan Documents in order (a) to evidence, confirm, perfect or protect any security interest or other lien granted or required to have been granted under this Agreement and the other Loan Documents, (b) to give the Lender or its designee confirmation and assurance of the Lender's rights, powers, privileges, remedies and interests under this Agreement, the other Loan Documents and applicable law, (c) to better enable the Lender to exercise any such right, power, privilege or remedy, or (d) to otherwise effectuate the purpose and the terms and provisions of this Agreement and the other Loan Documents, each in such form and substance as may be acceptable to the Lender.

SECTION 7.18    INTERPRETATION.    The parties acknowledge and agree that: each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; the normal rule of construction, to the effect that any ambiguities are resolved against the drafting party, shall not be employed in the interpretation of it; and its terms and provisions shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, with the intention that it constitute an instrument under seal, as of the day and year first written above.

Vicon Industries, Inc.

By: /s/ John M. Badke
Name: John M. Badke
Its: CEO

NIL Funding Corporation

By: /s/ Michael Bender
Name: Michael Bender
Its: Secretary

Exhibit A

Borrowing Base Certificate

Lender	NIL Funding Corporation
Borrower:	Vicon Industries, Inc.
Credit Agreement Date
Facility A Line of Credit	$2,000,000

For the Month ending

Dilution
Gross Sales (preceding 3 months)				1

Sales reductions (preceding 3 months)
	Returns	a
	Rebates	b
	Discounts	c
	Credits	d
	Allowances	e
				2	0

Dilution as a % of sales. Should not exceed 5%				3

Accounts Receivable
Gross Accounts Receivable:				4
	(net of distribution channel contractual rebates)

Ineligibles, as defined in Section 1.1 (b)
i.	Accounts over 90 days	a
ii.	Setoff, defense or discounts	b
iii.	U.S. Government accounts (50% ineligible)	c
iv.	Foreign Accounts Receivable (50% ineligible)	d
v.	Related affiliate/Employee	e
vi.	Interim or progress billings	f
vii.	Cross aging 90 days over 20%	g
viii.	Excess 25% concentration	h
ix.	Deemed ineligible by lender	i

	Total ineligibles			5	0

Total Eligible Accounts Receivable, as defined in Section 1.1 (b)				6	0

Funds available
Eligible Accounts Receivable less than 60 days old		a
			85%	7	0

Eligible Accounts Receivable between 60 and 90 days old		b
			60%	8	0

US Government Receivables less than 90 days (50% eligible)
		c	50%	9	0

Receivables from foreign accounts less than 90 days (50% eligible)
		d	50%	10	0

Total Eligible for borrowing				11	0

Maximum borrowing (not to exceed $4,000,000)		12	0

Facility A Line of credit outstanding		13
Borrowing availability (Facility A Line of Credit)		14	0

Additional borrowing Requested (not to exceed line 14)		15	0

Tangible Net Worth as of month end date (minimum $2,000,000)		16
Covenant met?

For purposes of securitizing credit from NIL Funding Corporation, we hereby certify that the above schedules are complete and correct.

Signature	Date

Schedule I
The Warrant Agreement